UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  February 22, 2013

Alliqua, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	000-29819	58-2349413
(State or other jurisdictionof incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Third Avenue Suite 1801 New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 218-1450

______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES.

On February 22, 2013, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Investors”) pursuant to which we issued, in the aggregate, (i) 4,697,531 shares of common stock (the “Investor Shares”) and (ii) five year warrants to purchase, in the aggregate, up to 4,697,531 shares of common stock at an exercise price of $0.097 per share (each, an “Investor Warrant”), in exchange for aggregate consideration of $380,500 (the “Private Placement”). In connection with the Private Placement, each of Jerome Zeldis, David Johnson, David Stefansky, Joseph Leone and an affiliate of Richard Rosenblum invested $100,000, $50,000, $50,000, $20,000 and $50,000, respectively.

The Securities Purchase Agreement contains representations, warranties and covenants of the Investors and us that are typical for transactions of this type. In addition, the Securities Purchase Agreement contains a “full ratchet” anti-dilution adjustment provision, pursuant to which, in the event that we sell or issue shares of common stock or common stock equivalents at a price (the “Base Price”) lower than the per share purchase price of the Investor Shares under the Securities Purchase Agreement, we will be required to issue to each Investor, for no additional consideration, a certain number of shares of common stock (the “Additional Shares”), such that the purchase price paid by such Investor under the Securities Purchase Agreement for the number of Investor Shares then held, when divided by the aggregate number of Investor Shares then held and Additional Shares issued to such Investor, will equal the Base Price.  This Investor right will terminate at any time following the nine month anniversary of the closing of the Private Placement, if (i) the closing sales price of the common stock for thirty (30) consecutive trading days is at least 200% of the per share purchase price, (ii) the product of (A) the volume weighted average price of the common stock on its principal market and (B) its corresponding daily trading volume, each as reported by Bloomberg L.P., equals or exceeds $50,000 for such thirty (30) consecutive trading days and (iii) the Investor Shares that were acquired hereunder by Investors who are not our affiliates were eligible for unrestricted sale pursuant to Rule 144(b)(1)(i) promulgated under the Securities Act of 1933, as amended, on their principal market from the six month anniversary of the closing of the Private Placement through at least the nine month anniversary of the closing of the Private Placement.

Each Investor Warrant is exercisable immediately for cash. In addition, in the event that there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock issuable upon exercise of the Investor Warrants at any time following the one year anniversary of the closing of the Private Placement, the Investor Warrants, at such time, may also be exercised by way of a cashless exercise. The Investor Warrants also contain provisions that protect their holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events.

The Investor Shares and the Investor Warrants issued to the Investors were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act, provided by Section 4(2) and Regulation D (Rule 506) under the Securities Act. Each Investor was an accredited investor (as defined by Rule 501 under the Securities Act) at the time of the Private Placement.

The foregoing summaries of the Securities Purchase Agreement and the Investor Warrant are not complete, and are qualified in their entirety by reference to the full text of the agreements that are attached as exhibits to this Current Report on Form 8-K. Readers should review those agreements for a more complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated as of February 22, 2013, by and among Alliqua, Inc. and certain purchasers set forth therein

10.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA, INC.

Dated: February 25, 2013	By:	/s/ Steven Berger
Name: Steven Berger
Title: Chief Financial Officer